YTB INTERNATIONAL CONTINUES TO CLIMB
TRAVEL WEEKLY’S POWER LIST
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Company has highest year-over-year percentage sales increase of all companies on list

WOOD RIVER, Ill., June 30, 2008 – YTB International, Inc. (OTC BB: YTBLA) (“YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Bermuda, the Bahamas, and Canada, today announced that the Company has been named as one of the country’s leading travel agencies in Travel Weekly’s 2008 Power List. In this year’s Travel Weekly Power List, YTB was ranked 26th among all travel agencies, and advanced nine places over the previous year’s ranking. YTB had the highest year-over-year percentage increase in travel booked of all companies on the list, with an 83.3 percent improvement over the previous year’s results.

The Travel Weekly Power List represents an effort to rank the nation’s top travel companies. The Travel Weekly Power List is based on total dollar volume of annual and ARC (Airlines Reporting Corporation) travel bookings for 2007. The ranking also considered information on travel-related subsidiaries and corporate structure. Other leading online leisure travel agencies named in this year’s Power List include Travelocity, Orbitz, Priceline and Expedia.

“Our move up Travel Weekly’s annual ranking of leading travel agencies speaks directly to the hard work that has been put in by the entire YTB family” commented J. Kim Sorensen, CEO of YTB Travel Network. “We have worked diligently to increase our volume of travel by ensuring that our RTAs have the tools needed to compete head to head with other industry giants, and our year-over-year improvement in the rankings is a testimony to this effort.”

About YTB International
Recognized as the 26th largest seller of travel in the U.S. in 2007 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands.

The Company operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com focuses on marketing online travel websites through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network establishes and maintains travel vendor relationships, processes travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each RTA directs consumers to the YTB Internet-based travel website. The REZconnect Technologies division operates as a travel vendor relationship management company and offers franchises of brick and mortar travel agencies. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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Media Contact:
Marcia Dempsey
Director of Public Relations
YourTravelBiz.com
618.216.4646
mdempsey@ytb.com
ytbi.com/investor/

Investor Contact:
Garth Russell/Yemi Rose
KCSA Worldwide for YTB International, Inc.
212.896.1250 / 212/896.1233